Exhibit 99

Investor Contact	Media Contact
Matt Rohrmann	Anna Kukowski
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	anna.kukowski@axiscapital.com
+1 212-940-3339	+1 212-715-3574

AXIS APPOINTS ELLY HARDWICK TO ITS BOARD OF DIRECTORS

PEMBROKE, Bermuda – October 23, 2018 – AXIS Capital Holdings Limited (“AXIS Capital” or “the Company”) (NYSE: AXS) announced today that Elly Hardwick has been appointed to the Company’s Board of Directors, effective November 1, 2018. A leader in the FinTech industry, Ms. Hardwick has held senior leadership roles at Credit Benchmark Ltd., Thomson Reuters and, most recently, Deutsche Bank AG, where she was Head of Innovation.

“Elly brings experience driving innovation and strategy at world-class companies, coupled with the perspective of serving in key leadership positions within organizations crossing financial services, media and government,” said Michael A. Butt, Chairman of AXIS Capital’s Board of Directors. “Her insights and leadership will be invaluable as we position AXIS to capitalize upon the digital and technological revolution that is transforming the insurance and reinsurance marketplace.”

Prior to joining AXIS, Ms. Hardwick led innovation across Deutsche Bank’s business lines and functions globally, supporting the company’s digital strategy development. Previously, she was Chief Executive Officer of Credit Benchmark Ltd., a FinTech start-up and provider of credit risk data, leading the company from its foundation in 2012. Prior to that, Ms. Hardwick held a succession of senior leadership positions at Thomson Reuters, including Global Head of Strategy, Investment and Advisory; Global Head of Professional Publishing; and Head of Strategy for Europe and Asia. Ms. Hardwick has also worked at Morgan Stanley International, Booz-Allen & Hamilton and the United Kingdom’s Department of Trade and Industry. She earned an M.B.A. from Harvard Business School and an M.A. from the University of Cambridge.

“I am pleased to join the Board of Directors at AXIS Capital during an exciting period of change, innovation and technological acceleration for the Company,” said Ms. Hardwick. “Having worked at the intersection of business and technology throughout my career, I firmly believe there is tremendous opportunity ahead for AXIS. I look forward to working with the Company’s Board of Directors and its leadership to help tap into the organization’s significant potential.”

Ms. Hardwick’s appointment increases the size of the AXIS Capital Board of Directors to 12 members, 10 of whom are independent directors.

About AXIS Capital

AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2018, of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A+" ("Superior") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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